UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. __________) *

                         SPICY PICKLE FRANCHISING, INC.
                         ------------------------------
                                (Name of Issuer)

                         COMMON STOCK, par value $0.001
                         ------------------------------
                         (Title of Class of Securities)

                                    84844T100
                                    ---------
                                 (CUSIP Number)

                                 JANUARY 1, 2008
                                 ---------------
              Date of Event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          -------------------
CUSIP No. 84844T100                   13G                    Page 2
-------------------                                          -------------------

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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      Raymond BonAnno
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) |_|
                                                                        (b) |_|
      Not applicable.
--------------------------------------------------------------------------------
3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
      NUMBER OF
       SHARES                 2,435,445
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY          6     SHARED VOTING POWER
        EACH
      REPORTING               210,000
       PERSON           --------------------------------------------------------
        WITH            7     SOLE DISPOSITIVE POWER

                              2,435,445
                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              210,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,645,445
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) |_|

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.52%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer - Spicy Pickle Franchising, Inc.

      (b)   Address of Issuer's Principal Executive Offices -
            90 Madison Street, Suite 700, Denver, Colorado 80206

Item 2.

      (a)   Names of Person Filing - Raymond BonAnno

      (b) Address of Principal Business Office or, if none, Residence - 90 Madison Street, Suite 700, Denver, Colorado 80206

      (c)   Citizenship or Place of Organization - United States of America

      (d)   Title of Class of Securities - Common Stock

      (e)   CUSIP Number - 84844T100

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or Dealer registered under Section 15 of the Act
      (b)   |_| Bank as defined in section 3(a)(6) of the Act
      (c)   |_| Insurance Company as defined in section 3(a)(19) of the act
      (d) |_| Investment Company registered under section 8 of the Investment Company Act
      (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-l(b)(l)(ii)(F)
      (g) |_| Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
      (h)   |_| Group, in accordance with ss.240.13d-l(b)(l)(ii)(J)

Item 4. Ownership

      (a)   Amount Beneficially Owned - 2,645,445 shares of common stock.

      (b)   Percent of Class - 5.52%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote - 2,435,445 shares of common stock.

            (ii) shared power to vote or to direct the vote - 210,000 shares of common stock.

            (iii) sole power to dispose or to direct the disposition of -
                  2,435,445 shares of common stock.

            (iv) shared power to dispose or to direct the disposition of - 210,000 shares of common stock.

Item 5. Ownership of 5 Percent or Less of a Class

            If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security, check the following |_|.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

      Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 8, 2008
                                        ----------------
                                        Date

                                        Raymond BonAnno
                                        ---------------
                                        Signature

                                        Raymond BonAnno/Director of the Issuer
                                        --------------------------------------
                                        Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)